EXHIBIT 11.1
RED MAN PIPE & SUPPLY CO.
EARNINGS PER SHARE STATEMENT

                                                  Year Ended October 31,
                                                  ----------------------
                                                       (in thousands)
                                                 1995      1996      1997
                                                 ----      ----      ----
PRIMARY EARNINGS PER SHARE

Net income                                     $1,758    $3,353    $7,068
Preferred dividends                              (125)     (250)     (250)
                                               ------    ------    ------
Net income available for common shares          1,633     3,103     6,818
                                               ------    ------    ------

Weighted average number of common
equivalent shares outstanding - primary,
including dilutive common stock equivalents       192       192       192

Primary Earnings Per Share                     $ 8.50    $16.16    $35.50
                                               ======    ======    ======

FULLY DILUTED EARNINGS PER SHARE

Net Income                                     $1,758    $3,353    $7,068
Preferred dividends                              (125)     (250)     (250)
                                               ------    ------    ------
Net income available for common shares          1,633     3,103     6,818
                                               ------    ------    ------

Weighted average number of common and
equivalent shares outstanding - fully
diluted including dilutive common
stock equivalents                                 192       192       192

Fully Diluted Per Share                        $ 8.50    $16.16    $35.50
                                               ======    ======    ======
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